NEWS FOR IMMEDIATE RELEASE





         THE MANITOWOC COMPANY COMPLETES $48 MILLION

               ACQUISITION OF MARINETTE MARINE



  Marinette Marine Awarded $84.5-Million Contract for Three

                   Coast Guard Buoy Tenders



MANITOWOC, WI - November 20, 2000 - The Manitowoc Company,

Inc., (NYSE: MTW), a diversified manufacturing company with

market-leading operations in foodservice equipment, lattice-

boom cranes, and marine services, announced today that it has finalized its previously announced agreement to purchase

Marinette Marine Corporation.  Marinette was acquired for

approximately $48.0 million in an all-cash transaction

financed through Manitowoc's existing credit facility.

Located in Marinette, Wisconsin, just across Green Bay from

Manitowoc's Bay Shipbuilding facility, Marinette Marine

operates one of the largest shipyards on the U.S. Great Lakes.

The acquisition is expected to add 10 cents to Manitowoc's

2001 earnings.



"We are delighted that Marinette Marine is now part of The

Manitowoc Company and we want to welcome their employees and families to our family," stated Terry D. Growcock, Manitowoc's president and chief executive officer.  "Our two organizations share a common bond in that each has played a pivotal role in the maritime history of the Great Lakes region.  Marinette

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Marine has a well-deserved reputation for manufacturing the highest-quality vessels using the industry's most innovative and efficient ship construction technologies.  We look forward to their contributions to our Marine Group as we move forward together as one of the leading shipbuilding and repair

organizations in the entire United States."



In addition, the company announced today that Marinette

secured a contract worth $84.5 million from the U.S. Coast

Guard for the construction of three 225-foot Juniper Class

(WLB) sea-going buoy tenders.  These three cutters are part of a $309-million contract awarded in September 1998, which

contains options for an additional two vessels, yet to be

awarded.



"I am proud to have worked with Marinette Marine to help make this day a reality," Congressman Mark Green said.  "It's been a long road to get here, but after two years of hard work

we're finally seeing the payoff.  I'm glad that the more than

800 employees of Marinette Marine will have the opportunity to build these ships, and I'm certain they'll once again deliver the unmatched quality that's made them famous."



Dan Gulling, executive vice president and general manager of

Manitowoc's Marinette Marine operation said, "We are very

grateful to Senator Kohl and Congressman Green for the hard

work they did to obtain Coast Guard funding for these ships.

We have been very successful with our buoy tender contracts

and are looking forward to our continuing work with the Coast

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Guard.  We greatly appreciate their confidence in our work

ethic and performance."



Throughout its 57-year history, Marinette Marine has

constructed more than 1,300 ships, including landing craft,

barracks barges, workboats, tugs, launching craft, and mine

countermeasure vessels for the U.S. Navy, as well as harbor

tugs, ferries, and research vessels for commercial customers.

Marinette Marine's 800-person workforce is currently

constructing 225-foot Juniper Class (WLB) seagoing buoy

tenders and recently delivered the fourteenth and final 175-

foot Keeper Class (WLM) coastal buoy tender for the U.S. Coast

Guard, under a contract awarded in 1993.  Marinette Marine is also currently in the final stages of delivering two "hotel"

barges to the U.S. Navy.  The barges are equipped with

sleeping quarters for 350 personnel, cooking and dining

facilities for serving 1,150 meals in 90 minutes, and a full complement of administrative offices, recreation and fitness areas, a post office, and a barber/hair stylist shop.



The U. S. Coast Guard's WLB and WLM vessels are designed to

maintain the nation's system of more than 50,000 floating aids to navigation.  They have advanced electronic navigation and positioning systems, computerized propulsion controls, and

automated equipment, which reduces manning requirements and

makes them the most technologically advanced classes of Coast

Guard cutters.  Both classes are also capable of undertaking missions involving search and rescue and marine environmental protection.

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The Manitowoc Company, Inc. is a leading manufacturer of ice-

cube machines, ice/beverage dispensers, and commercial

refrigeration equipment for the foodservice industry.  It is also a leading producer of lattice-boom cranes, boom trucks,

and related products for the construction industry, and

specializes in ship repair, conversion, and new-construction services for the Great Lakes maritime industry.



Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the

Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  Potential factors could cause actual results to differ materially from those expressed or implied by such statements.  These statements include, but are not

limited to, those relating to the success of acquisitions,

prospects for the company's marine operations, revenue growth of the company and/or its business segments, achieving market leadership in the company's business segments, and future

market strength for the company's business segments.

Information on the potential factors that could affect the

company's actual results of operations are included in its

filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the

fiscal year ended December 31, 1999.





For further information:

Glen E. Tellock

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Senior Vice President & Chief Financial Officer

The Manitowoc Company

Telephone: (920) 683-8122



James J. Driscoll

Manager of Marketing

Marinette Marine

Telephone: (715) 735-9341 x371











































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